Exhibit 99.1
FOR IMMEDIATE RELEASE
AUGUST 9, 2007

Investor Contact:	Crystal C. Bell, Investor Relations Specialist
Phone: (214) 721-9407

Media Contact:	Jill McMillan, Public Relations Specialist
Phone: (214) 721-9271
CROSSTEX ENERGY REPORTS SECOND-QUARTER 2007 RESULTS
DALLAS, August 9, 2007 — The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation) today reported earnings for the second-quarter 2007.
Second-Quarter 2007 — Crosstex Energy, L.P. Financial Results
The Partnership reported net income of $2.9 million in the second quarter of 2007, compared with a net loss of $2.3 million in the second quarter of 2006. The Partnership’s distributable cash flow in the second quarter of 2007 was $26.2 million, or 3.8 times the amount required to cover its minimum quarterly distribution of $0.25 per unit and 1.21 times the amount required to cover its recently increased quarterly distribution of $0.57 per unit. Distributable cash flow in the second-quarter 2007 increased $6.2 million, or 31 percent over distributable cash flow of $20.0 million in the second quarter of 2006. Distributable cash flow is a non-GAAP financial measure and is explained in greater detail under “Non-GAAP Financial Information.” There is a reconciliation of this non-GAAP measure to net income in the tables at the end of this news release.
“We are very pleased with our results and the momentum that we have developed in the second quarter. During the quarter, we saw continued strong growth in our core North Texas area in the Barnett Shale play where major gas producers have confirmed better-than-expected results and plans for continued aggressive drilling plans. During the second quarter, there were 70 well connections to our gathering systems. As a result, Crosstex’s gathered volumes have more than doubled in North Texas since the Chief acquisition only a year ago — right on track with our expectations,” said Barry E. Davis, Crosstex President and Chief Executive Officer. “And we are on schedule to more than triple our gas processing capacity next quarter in the Barnett Shale.
“During the second quarter, we also completed a 72-mile expansion of our Louisiana Intrastate Gas system, which performed on plan during the quarter. Current system throughput is more than one million MMBtu per day, a record flow rate since our ownership of the pipeline. Drilling is solid throughout our entire Louisiana system, and we have numerous opportunities to add attractive packages of wellhead supply,” added Davis.
Second-quarter 2007 gross margin was $89.6 million, compared with $66.2 million in the corresponding 2006 period, a 35 percent increase. Gross margin from the Midstream segment rose 43 percent to $75.6 million in the second quarter of 2007 versus gross margin of $52.8 million for the year-ago quarter. The improvement was driven largely by higher volumes from the Partnership’s North Texas gathering and transportation assets and from the expansion of the Partnership’s Louisiana Intrastate Gas system that began operations in April 2007. Gross margin from the Treating segment increased five percent to $14.0 million, compared with a gross margin of $13.4 million for the second quarter of 2006 due to a greater number of plants in service. The Partnership had 195 treating and dew point control plants in service at the end of the second-quarter 2007 versus 178 plants in service at the end of second-quarter 2006.
Operating expenses were $30.0 million in the second quarter of 2007, compared with $22.8 million in the second-quarter 2006. The increase was related to the June 2006 acquisition and subsequent expansion of the Chief gathering assets in the Barnett Shale formation in North Texas and the completion of the Louisiana Intrastate Gas system expansion in April 2007. In the second quarter of 2007, general and administrative expenses rose to $14.8 million from $10.9 million in the year-ago quarter primarily due to staff additions to support the company’s expanding asset base. Interest expense was $18.6 million in the second quarter of 2007 versus $11.9 million in the year-ago quarter due to increased debt for growth activities.
The net loss per limited partner unit in the second-quarter 2007 was $0.06 per unit versus a net loss of $0.23 per unit in the corresponding quarter of 2006. The loss per limited partner unit was impacted by the $4.5 million preferential allocation of net income to the general partner in the second quarter of 2007, which represented the general partner’s incentive distribution rights less certain stock-based compensation costs. This allocation reduced the limited partners’ share of net income to a net loss of $1.6 million in the quarter.
Second-Quarter 2007 — Crosstex Energy, Inc. Financial Results
The Corporation reported net income of $2.2 million for the second quarter of 2007, compared with net income of $1.6 million for the comparable period in 2006. The Corporation’s net income before income taxes and interest of noncontrolling partners in the net income of the Partnership was $2.5 million in the second quarter of 2007, compared with a net loss of $0.9 million in the second quarter of 2006.
The Corporation’s share of Partnership distributions, including distributions on its 10 million participating limited partner units, its two percent general partner interest, and the incentive distribution rights, was $11.9 million in the second quarter of 2007. Its share of Partnership distributions in the second quarter of 2006 was $10.8 million. The recently announced increase in the Partnership’s distribution of $0.01 per unit raised the Corporation’s share of distributions by $0.4 million from $11.5 million in the first quarter of 2007 to $11.9 million in the second quarter of 2007.
Crosstex to Hold Earnings Conference Call Today
The Partnership and the Corporation will hold their quarterly conference call to discuss second-quarter 2007 results today, August 9, at 10:00 a.m. Central Time (11:00 p.m. Eastern Time). The dial-in number for the call is 1-800-320-2978, and the passcode is “Crosstex.” Callers outside the United States should dial 1-617-614-4923, and the passcode is “Crosstex.” A live Web cast of the call can be accessed on the Investors page of Crosstex Energy’s Web site at www.crosstexenergy.com. A replay of the call can be accessed for 30 days by dialing 888-286-8010. International callers should dial 1-617-801-6888 for a replay. The passcode for all callers listening to the replay is 88276841. Interested parties also can visit the Investors page of Crosstex’s Web site to listen to a replay of the call.
About the Crosstex Energy Companies
Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates over 5,000 miles of pipeline, 12 processing plants, four fractionators, and approximately 200 natural gas amine-treating plants and dew point control plants. Crosstex currently provides services for over 3.5 Bcf/day of natural gas, or approximately 7.0 percent of marketed U.S. daily production.
Crosstex Energy, Inc. owns the two percent general partner interest, a 38 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P.
Additional information about the Crosstex companies can be found at www.crosstexenergy.com

Non-GAAP Financial Information
This press release contains a non-generally accepted accounting principle financial measure that we refer to as Distributable Cash Flow. Distributable Cash Flow includes earnings before noncash charges, less maintenance capital expenditures and amortization of costs of certain derivatives (puts). The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP), with the exception of maintenance capital expenditures and the amortization of put premiums. Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. The puts were acquired to hedge the future price of certain natural gas liquids. The net cost of the puts is being amortized against Distributable Cash Flow over their life.
We believe this measure is useful to investors because it may provide users of this financial information with meaningful comparisons between current results and prior reported results and a meaningful measure of the Partnership’s cash flow after it has satisfied the capital and related requirements of its operations. Distributable Cash Flow is not a measure of financial performance or liquidity under GAAP. It should not be considered in isolation or as an indicator of the Partnership’s performance. Furthermore, it should not be seen as a measure of liquidity or a substitute for metrics prepared in accordance with GAAP. Our reconciliation of this measure to net income is included among the following tables.
This press release contains forward-looking statements identified by the use of words such as “forecast,” “anticipate,” “expect” and “estimate.” These statements are based on currently available information and assumptions and expectations that the Partnership and the Corporation believe are reasonable. However, the Partnership’s and the Corporation’s assumptions and expectations are subject to a wide range of business risks, so they can give no assurance that actual performance will fall within the forecast ranges. Among the key risks that may bear directly on the Partnership’s and the Corporation’s results of operations and financial condition are: (1) the amount of natural gas transported in the Partnership’s gathering and transmission lines may decline as a result of competition for supplies, reserve declines and reduction in demand from key customers and markets; (2) the level of the Partnership’s processing and treating operations may decline for similar reasons; (3) fluctuations in natural gas and NGL prices may occur due to weather and other natural and economic forces; (4) there may be a failure to successfully integrate new acquisitions; (5) the Partnership’s credit risk management efforts may fail to adequately protect against customer nonpayment; (6) the Partnership may not adequately address construction and operating risks; and (7) other factors discussed in the Partnership’s and the Corporation’s Form 10-K’s for the year ended December 31, 2006 and other filings with the Securities and Exchange Commission. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.
(Tables follow)

CROSSTEX ENERGY, L.P.
Selected Financial & Operating Data
(All amounts in thousands except per unit numbers)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(Unaudited)
Revenues
Midstream	$984,669	$728,398	$1,794,467	$1,530,965
Treating	16,256	15,450	32,607	29,580
Profit from Energy Trading Activities	991	807	1,594	1,230

	1,001,916	744,655	1,828,668	1,561,775

Cost of Gas
Midstream	910,061	676,370	1,661,943	1,432,821
Treating	2,257	2,056	4,591	4,489

	912,318	678,426	1,666,534	1,437,310

Gross Margin	89,598	66,229	162,134	124,465

Operating Expenses	29,956	22,840	57,313	44,801
General and Administrative	14,849	10,919	26,882	22,275
Gain on Sale of Property	(971)	(160)	(1,821)	(109)
(Gain) Loss on Derivatives	(1,280)	3,925	(4,494)	1,766
Depreciation and Amortization	25,509	18,708	50,495	35,758

Total	68,063	56,232	128,375	104,491

Operating Income	21,535	9,997	33,759	19,974

Interest Expense and Other	(18,402)	(11,891)	(35,679)	(20,402)

Net Income (Loss) before Minority Interest and Taxes	3,133	(1,894)	(1,920)	(428)

Minority Interest in Subsidiary	(30)	(101)	(50)	(182)
Income Tax Provision	(215)	(264)	(419)	(298)

Income (Loss) before Cumulative Effect of Accounting Change	2,888	(2,259)	(2,389)	(908)

Cumulative Effect of Accounting Change	—	—	—	689

Net Income (Loss)	$2,888	$(2,259)	$(2,389)	$(219)

General Partner Share of Net Income (Loss)	$4,538	$3,890	$8,707	$8,038

Limited Partners’ Share of Net Income (Loss)	$(1,650)	$(6,149)	$(11,096)	$(8,257)

Net Income (Loss) per Limited Partners’ Unit after Accounting Change:

Basic and Diluted Common Unit	$(0.06)	$(0.23)	$(0.42)	$(0.62)

Basic and Diluted Senior Subordinated A Unit	$—	$—	$—	$5.31

Weighted Average Limited Partners’ Units Outstanding:

Basic Basic and Diluted Common Units	26,685	26,572	26,664	26,064

Basic and Diluted Senior Subordinated A Units	—	—	—	1,495

CROSSTEX ENERGY, L.P.
Reconciliation of Net Income to Distributable Cash Flow
(All amounts in thousands except ratios and distributions per unit)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Net Income (Loss)	$2,888	$(2,259)	$(2,389)	$(219)
Depreciation and Amortization (1)	25,437	18,637	50,351	35,615
Stock-based Compensation	2,852	2,238	5,086	3,883
Financial Derivatives Mark-to-Market	59	4,069	(2,022)	4,293
Cumulative Effect of Accounting Change	—	—	—	(689)
Other	45	236	89	291

Cash Flow	31,281	22,921	51,115	43,174

Amortization of Put Premiums	(2,517)	(1,065)	(3,468)	(1,687)
Maintenance Capital Expenditures	(2,597)	(1,710)	(3,629)	(2,729)

Distributable Cash Flow	$26,167	$20,146	$44,018	$38,758

Minimum Quarterly Distribution (MQD)	$6,897	$6,785	$13,695	$13,558
Distributable Cash Flow/MQD	3.79	2.97	3.21	2.86
Actual Distribution	$21,683	$19,724	$42,522	$38,893
Distribution Coverage	1.21	1.02	1.04	1.00

Distributions per Limited Partner Unit	$0.57	$0.54	$1.13	$1.07

(1) Excludes minority interest share of depreciation and amortization of $72,000 and $144,000 for the three and six months ended June 30, 2007, respectively, and $72,000 and $143,000 for the three months and six months ended June 30, 2006, respectively.

CROSSTEX ENERGY, L.P.
Operating Data

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Pipeline Throughput (MMBtu/d)
South Texas	511,000	476,000	496,000	484,000
LIG Pipeline and Marketing	950,000	698,000	903,000	652,000
North Texas — Gathering	288,000	13,000	264,000	13,000
North Texas — Transmission	266,000	47,000	186,000	47,000
Other Midstream	186,000	175,000	179,000	171,000

Total Gathering and Transmission Volume	2,201,000	1,409,000	2,028,000	1,367,000

Natural Gas Processed (MMBtu/d)
South Louisiana	1,466,000	1,486,000	1,430,000	1,427,000
LIG System	320,000	364,000	319,000	331,000
South Texas	143,000	111,000	138,000	108,000
North Texas	92,000	9,000	78,000	4,000

Total Gas Volumes Processed	2,021,000	1,970,000	1,965,000	1,870,000

Commercial Services Volume (MMBtu/d)	100,000	173,000	95,000	192,000

North Texas Gathering (1)
Wells Connected	70	—	105	—

Treating Plants and Dew Point Control Plants in Service (2)	195	178	195	178

(1)	North Texas Gathering assets were acquired June 29, 2006.
(2)	Treating Plants and Dew Point Control Plants in Service represents plants in service on the last day of the period.

CROSSTEX ENERGY, INC.
Selected Financial & Operating Data
(All amounts in thousands except per share numbers)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(Unaudited)
Revenues
Midstream	$984,669	$728,398	$1,794,467	$1,530,965
Treating	16,256	15,450	32,607	29,580
Profit from Energy Trading Activities	991	807	1,594	1,230

	1,001,916	744,655	1,828,668	1,561,775

Cost of Gas
Midstream	910,061	676,370	1,661,943	1,431,938
Treating	2,257	2,056	4,591	4,489

	912,318	678,426	1,666,534	1,436,427

Gross Margin	89,598	66,229	162,134	125,348

Operating Expenses	29,965	22,856	57,329	44,826
General and Administrative	15,537	11,545	28,189	23,377
Gain on Sale of Property	(971)	(160)	(1,821)	(109)
(Gain) Loss on Derivatives	(1,280)	3,925	(4,494)	1,766
Depreciation and Amortization	25,521	18,720	50,518	35,789

Total	68,772	56,886	129,721	105,649

Operating Income	20,826	9,343	32,413	19,699

Interest Expense and Other	(18,297)	(10,198)	(35,436)	(18,599)

Income (Loss) before Gain on Issuance of Partnership Units, Income Taxes and Interest of Noncontrolling Partners in the Partnership’s Net Loss	2,529	(855)	(3,023)	1,100
Gain on Issuance of Units of the Partnership	—	—	—	18,955
Income Tax Provision	(1,338)	(1,238)	(1,593)	(10,572)
Interest of Noncontrolling Partners in the Partnership’s Net Loss	1,002	3,734	6,883	4,821

Net Income before Cumulative Effect of Accounting Change	2,193	1,641	2,267	14,304

Cumulative Effect of Accounting Change	—	—	—	170

Net Income	$2,193	$1,641	$2,267	$14,474

Net Income per Common Share after Accounting Change:

Basic Earnings per Common Share	$0.05	$0.04	$0.05	$0.38

Diluted Earnings per Common Share	$0.05	$0.04	$0.05	$0.37

Weighted Average Shares Outstanding:

Basic	45,977	38,373	45,970	38,331

Diluted	46,576	38,862	46,565	38,790

Dividends per Common Share	$0.23	$0.21	$0.45	$0.41